Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COMMERCEHUB, INC.

ARTICLE ONE

The name of the corporation is CommerceHub, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $.01 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article Eight will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE TWELVE

The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Article Twelve. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors.

The Corporation will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article Twelve or otherwise.

If a claim for indemnification or payment of expenses under this Article Twelve is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The rights conferred on any person by this Article Twelve will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

Any amendment, modification or repeal of the foregoing provisions of this Article Twelve will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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